Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Sale of ClearLab

DRAPER, Utah, May 29, 2007 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC) (the “Company”) today announced that it has signed agreements for the sale of its ClearLab business.  The Company has agreed to sell ClearLab’s flat pack technology and certain other intellectual property to Menicon Co., Ltd., Japan’s largest independent contact lens manufacturer.  The Company has also agreed to sell ClearLab’s manufacturing, distribution and customer support operations to Mi Gwang Contact Lens Co., Ltd., a Korean-based contact lens manufacturer.

Jonathan Coon, Chief Executive Officer, remarked, “We have been working on these transactions for quite some time and are pleased to announce that we have executed agreements with both Menicon and Mi Gwang.  These agreements are the result of an extensive strategic review of ClearLab.  This anticipated separation of ClearLab from our US Retail business will allow management to focus time and attention on growing our US Retail business.”

Mr. Coon continued, “We have a longstanding relationship with Menicon because of the license agreement we entered into in December 2004, and we feel confident that Menicon is the right party to own and exploit the flat pack technology.  Likewise, we feel that Mi Gwang is the right party to own ClearLab’s ongoing manufacturing operations.”

Brian Bethers, President, added, “At closing, these two transactions will provide us with $32 million in cash and $6.5 million in Mi Gwang’s stock.  In addition, we expect to receive from Menicon deferred cash payments of up to $5 million upon Menicon reaching certain milestones, as well as possible earn-out payments over a minimum fifteen-year term.  The additional cash consideration and earn-out payments, if any, may not be received for several years until the completion of the development of the flat pack technology and regulatory approval process.  However, we believe future earn-out payments could exceed the consideration received at closing.  We further believe that these transactions may also result in a tax benefit of up to $13 million.  Proceeds at closing from the transactions will be used to pay off debt and capital lease obligations.”

Menicon Agreement

Under the terms of the agreement, Menicon will acquire certain intellectual property and other assets, including those relating to the Company’s flat pack technology.

The consideration to be paid includes a one-time nonrefundable payment of $23 million at closing, deferred consideration totaling $2 million upon Menicon’s launch of flat pack products in Japan, $3 million upon Menicon entering into a license agreement with a third party outside of Japan, and earn-out payments based on a percentage of Menicon’s total sales of flat pack products and a percentage of the total consideration payable to Menicon pursuant to any license agreement for the flat pack and certain other products.  The term of the earn-out payments commences upon the commercial launch of flat pack products anywhere in the world and continues through the fifteenth anniversary of the launch of flat pack products in Japan.  As part of the agreement, Menicon has agreed to continue prosecuting certain patent applications which it will acquire at closing.

This transaction is expected to close by June 22, 2007.  In conjunction with the closing, the parties will terminate their current license agreement.

Mi Gwang Agreement

Under the terms of the agreement, Mi Gwang will acquire the Company’s international manufacturing, distribution and customer support operations, including the Singapore manufacturing facility, certain tangible property, intellectual property, other assets, the outstanding capital stock of the UK entities and the trade payables and current accrued liabilities related to the Singapore operations.

The consideration to be paid includes a one-time nonrefundable payment of $9 million at closing and the issuance at closing of $6.5 million in restricted Mi Gwang capital stock.  The Company is restricted from trading $6.0 million of the Mi Gwang stock until twelve months after the closing and is restricted from trading the remaining $500,000 until eighteen months after the closing.  The purchase price is subject to a post-closing adjustment based on the closing net working capital of the divested business, payable in cash if owed by Mi Gwang and payable in Mi Gwang capital stock if owed by the Company.

The Company will retain certain liabilities, including ClearLab’s existing debt and capital lease obligations totaling approximately $6.5 million as of March 31, 2007.  In addition, the Company has agreed to reimburse Mi Gwang for certain liabilities, including any remaining costs associated with the closure of the United Kingdom manufacturing operations and the consolidation in Singapore.

This transaction is expected to close by June 29, 2007.

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price, and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in markets outside of the United States.  More information about ClearLab can be found at its website, www.clearlab.com.

About Menicon Co., Ltd.

Menicon Co., Ltd. (www.menicon.com), founded by Mr. Kyoichi Tanaka in 1951, is the largest independent contact lens manufacturer in Japan and the only manufacturer in the world dedicated to all areas of contact lens related businesses including development and manufacturing of hyper-Dk GP Lenses, silicone hydrogel lenses, and multi purpose lens care solutions.

About Mi Gwang Contact Lens Co., Ltd

Mi Gwang is one of the leading contact lens manufacturers in Korea.  Mi Gwang is publicly traded on the Korea Stock Exchange.   More information can be found at its website, www.migwang.com or at the Korea Exchange website, eng.krx.co.kr (ticker: 066850).

Forward-looking Statements

This press release contains a number of statements about the Company’s future business prospects which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include all statements which are not purely historical and include, but are not necessarily limited to, all statements relating in any way to the transactions with Menicon and Mi Gwang; the anticipated closing dates of each transaction; the anticipated consideration to be paid by Mi Gwang and Menicon; all post-closing obligations of the Company, Menicon, or Mi Gwang; and the anticipated tax benefits.  All such forward-looking statements are based upon information available to the Company as of the date hereof, and the Company disclaims any intention or obligation to update any such forward-looking statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include, among others, the risks and uncertainties identified in the reports filed from time to time by the Company with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.